Exhibit 5.1

QUHUO LIMITED

3rd Floor, Block A, Tonghui Building

No. 1132 Huihe South Street, Chaoyang District

Beijing, People's Republic of China

8 February 2024

Dear Sirs

QUHUO LIMITED

We have acted as Cayman Islands legal advisers to QUHUO LIMITED (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or prospectus supplements thereto (the "Registration Statement"), initially filed on 30 June 2023 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time, relating to the sale of up to US$2,082,430 of American depositary shares (the "ADSs") representing the Company’s Class A ordinary shares of the Company of a par value of US$0.0001 each (the “Shares”) by the Company in accordance with the Amended and Restated Securities Purchase Agreement dated 8 February 2024 entered into between the Company and VG Master Fund SPC, as the Investor named therein (the "Securities Purchase Agreement").

We are furnishing this opinion and consent as Exhibits 5.1 and 23.3 to the Company's current report on Form 6-K which will be incorporated by reference into the Registration Statement (the "Form 6-K").

1            Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 13 June 2019 issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 4 June 2020 and effective immediately prior to the completion of the initial public offering of the Company's ADSs representing its Shares (the "Memorandum and Articles").

1.3	The minutes (the "Minutes") of the meeting of the board of directors of the Company held on 5 January 2024 (the "Meeting"), and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 14 December 2023, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement and the Form 6-K.

1.7	The Securities Purchase Agreement.

2            Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and the Securities Purchase Agreement.

2.4	The Company will have sufficient authorised capital to effect the issue of the Shares at the time of issuance.

2.5	The Securities Purchase Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.6	The choice of the Relevant Law as the governing law of the Securities Purchase Agreement has been made in good faith and would be regarded as valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Securities Purchase Agreement.

2.8	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.9	No monies paid to or for the account of any party under the Securities Purchase Agreement or any property received or disposed of by any party to the Securities Purchase Agreement in each case in connection with the Securities Purchase Agreement or the consummation of the transactions contemplated thereby, including without limitation the issuance of the Shares, represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.11	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares will be issued for less than par value.

3            Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares comprising (i) 300,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 6,296,630 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 193,703,370 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company (the "Board") may determine in accordance with the Memorandum and Articles.

3.3	The execution, delivery and performance of the Securities Purchase Agreement have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Securities Purchase Agreement by any member of the Offering Committee (as defined in the Minutes) of the Company for and on behalf of the Company, the Securities Purchase Agreement will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

3.4	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and the Securities Purchase Agreement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	The statements under the caption “Taxation” in the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4            Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Securities Purchase Agreement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Securities Purchase Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Securities Purchase Agreement to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	any provision in the Securities Purchase Agreement which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to the Securities Purchase Agreement (a "third party") is unenforceable against that third party. Any provision in the Securities Purchase Agreement which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that the Securities Purchase Agreement expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act (As Revised) of the Cayman Islands);

(l)	any provision of the Securities Purchase Agreement which is governed by Cayman Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

(m)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Securities Purchase Agreement whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) (the "Companies Act"), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(n)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Securities Purchase Agreement which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Securities Purchase Agreement.

4.4	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Securities Purchase Agreement, and enforce the remainder of the Securities Purchase Agreement or the transaction of which such provisions form a part, notwithstanding any express provisions in the Securities Purchase Agreement in this regard.

4.5	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.6	In this opinion the phrase "non-assessable" means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Securities Purchase Agreement or any of the other documents or instruments cited in this opinion, and we express no view as to the commercial terms of the Securities Purchase Agreement or whether such terms represent the intentions of the parties.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K, and to the reference to our name under the headings "Enforcement of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director's Certificate

February 8, 2024

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Sirs

QUHUO LIMITED (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full and effect and are otherwise unamended.

2	The Minutes are a true and correct copy of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares comprising of (i) 300,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 6,296,630 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 193,703,370 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

4	All of the issued shares in the capital of the Company have been duly and validly authorised and issued and are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares and the Company has received payment therefor).

5	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from issuing and allotting the Shares or otherwise entering into and performing its obligations under the Securities Purchase Agreement or the Registration Statement.

6	The Securities Purchase Agreement has been approved, executed and unconditionally delivered by a member of the Offering Committee (as defined in the Minutes) for and on behalf of the Company in accordance with the Minutes.

7	The directors of the Company at the date of the Meeting and as at the date of this certificate were and are as follows:

Zhen Ba

Leslie Yu

Chenxi Zhao

Jie Jiao

Jingchuan Li

Jing Zhou

Gang Wang

Wenying Lyu

8	You have been provided with complete and accurate copies of all minutes of meetings or written resolutions or consents of the shareholders and directors (or any committee thereof) of the Company (which were duly convened, passed and/or (as the case may be) signed and delivered in accordance with the Memorandum and Articles) and the certificate of incorporation, Memorandum and Articles (as adopted on incorporation and as subsequently amended) and statutory registers of the Company.

9	The Company has not entered into any mortgages and charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Securities Purchase Agreement.

10	Prior to, at the time of, and immediately following the execution of the Securities Purchase Agreement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Securities Purchase Agreement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

11	Each director considers the transactions contemplated by the Registration Statement, the Prospectus Supplement and the Securities Purchase Agreement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

12	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company's property or assets.

13	The Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised) of the Cayman Islands.

14	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/Leslie Yu
Name:	Leslie Yu
Title:	Director